UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2009

A. O. Smith Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-475	39-0619790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 245008, Milwaukee, Wisconsin 53224-9508

(Address of principal executive offices, including zip code)

(414) 359-4000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 204.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders

On April 14, 2009, at a Special Meeting of Stockholders of A. O. Smith Corporation (the “Company”), the stockholders approved an Amended and Restated Certificate of Incorporation (“Charter”) of the Company. The Company filed the amended Charter with the Delaware Secretary of State on April 22, 2009, at which time it became effective and modified the rights of holders of the Company’s common stock and Class A common stock. The following summarizes the amendments to the Charter and the modifications to the rights of holders of the Company’s common stock and Class A common stock:

Increase in the Number of Shares of A. O. Smith Class A Common Stock.

The amended Charter increased, solely for purposes of completing the merger with Smith Investment Company, the authorized number of shares of A. O. Smith Class A common stock from 14,000,000 shares to 22,067,252 shares. Following the effective time of the merger, A. O. Smith canceled the shares of A. O. Smith Class A common stock held by Smith Investment Company prior to the merger. Under the amended Charter, the Company is prohibited from reissuing such shares of A. O. Smith Class A common stock after they are cancelled, so that the total number of shares of A. O. Smith Class A common stock that the Company is authorized to issue will return to 14,000,000.

Increase in the Number of Directors the Holders of A. O. Smith Common Stock are Entitled to Elect.

The Charter previously provided that the holders of A. O. Smith common stock, voting as a class, elected 25% of the members of A. O. Smith’s board of directors. The amended Charter increased this percentage to 33-1/3%. If 33-1/3% of the authorized number of directors is not a whole number, then the holders of common stock are entitled to elect the nearest higher whole number of directors that is at least 33-1/3% of the board of directors. Holders of Class A common stock, voting as a separate class, elect the remaining directors. The A. O. Smith Board currently consists of ten directors under the amended Charter; the holders of A. O. Smith common stock elect four of the ten directors.

Conversion of Class A Common Stock Upon Transfer

The amended Charter provides that shares of the Company’s Class A common stock convert automatically into common stock, subject to certain exceptions, upon transfer to unaffiliated third parties.

Automatic Conversion of Class A Common Stock to Common Stock

The amended Charter also provides that once the outstanding shares of Class A common stock fall below 2,397,976, which is approximately 8% of the total outstanding shares of the Company’s Class A common stock and common stock as of the date of this Current Report, each outstanding share of Class A common stock will convert into a share of common stock.

The foregoing description is a summary and is not intended to be complete. It is qualified in its entirety by reference to the amended Charter, which is filed as Exhibit 3.1 to this Current Report.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

In accordance with the amended Charter discussed in Item 3.03 of this Current Report, the holders of common stock of the Company will elect four of the ten directors in future elections. The board of directors designated Mr. Ronald D. Brown, who was previously elected a director by the holders of the Company’s Class A common stock, to become a common stock director. To effect such designation, Mr. Brown resigned as a Class A common stock director effective April 22, 2009 and was appointed by the board of directors as a common stock director effective April 22, 2009. Mr. Brown will serve as a common stock director until the next annual meeting of the Company’s stockholders. Mr. Brown is Chairperson of the Nominating and Governance Committee and a member of the Personnel and Compensation Committee of the board of directors.

Item 8.01.	Other Events

On April 22, 2009, the Company closed the merger of Smith Investment Company (SMIC.PK) into a subsidiary of A. O. Smith Corporation. The merger had been approved by the Company’s stockholders on April 14, 2009.

Item 9.01.	Financial Statements and Exhibits

The following exhibit is being filed herewith:

(3.1) Amended and Restated Certificate of Incorporation of A. O. Smith Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. O. SMITH CORPORATION

Date: April 22, 2009	By:	/s/ James F. Stern
James F. Stern
Executive Vice President, General Counsel and Secretary

A. O. SMITH CORPORATION

Exhibit Index to Current Report on Form 8-K dated April 22, 2009

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of A. O. Smith Corporation.

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